                                                                 EXHIBIT 99(a)
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

Scott Hibbs, for investors, (503) 731-2123
Dave Eskelsen, for media, (801) 220-2447


April 21, 1998


PACIFICORP RECEIVES UTAH ALLOCATION ORDER

      PORTLAND, Oregon - PacifiCorp (NYSE: PPW) announced today that it has received an order from the Utah Public Service Commission changing the method for allocating costs among the seven states with retail customers served by PacifiCorp.
      The existing allocation method was established eight years ago after the 1989 merger between PacifiCorp and Utah Power by a task force of state and federal regulators from each of the company's jurisdictions and company officials.
      In today's order, the Utah PSC directed that their state's electric prices be based on a method that allocates all costs evenly over the company's seven state jurisdictions without regard to whether the costs were incurred before or after the 1989 merger. The existing method allocated pre-merger costs to the company of origin and post-merger costs on a system-wide basis.
      The PSC ordered that the method change be phased in over five years through a straight line method.
      The PSC order indicates that Utah customer prices could be reduced by approximately $50 to $60 million per year once the order is fully phased in on January 1, 2001. However, the company and the PSC are continuing to discuss the new allocation method and have agreed that the impact on customer prices must be determined in a general rate case.
      Filing of a majority of the testimony in the case will be completed by early June, with hearings scheduled for October and November. A final order is expected near the end of 1998.

Background to Allocation Order and General Rate Case
____________________________________________________
      In early 1997, the Division of Public Utilities (DPU) and the Committee of Consumer Services (CCS) in Utah filed a joint petition with the Utah PSC requesting the PSC to commence proceedings to establish new rates for Utah customers. The DPU and the CCS suggested changes to the allocation method and the company's authorized return on equity, as well as certain other accounting adjustments.
      Subsequently in March 1997, the Utah Legislature passed a bill that created a legislative task force to study electric restructuring and customer choice issues in the State of Utah. The bill precluded the PSC from holding hearings on rate changes and froze prices at January 31, 1997 levels until May 1998, but allowed for retroactive price changes.
      The company agreed to an interim price decrease to Utah customers of $12.4 million annually beginning on April 15, 1997.

Page 2 - PacifiCorp Receives Utah Allocation Order
         April 21, 1998


      In November 1997, the Task Force recommended that further study was needed and that no legislation be proposed in the 1998 session for the deregulation of electric utilities.
      During 1997, the PSC did proceed with hearings on the proper method to be used in allocating costs among the company's seven jurisdictions that resulted in the order issued on April 16.

                                      ###